For Immediate Release

WWE® ELECTS STEVE PAMON TO BOARD OF DIRECTORS

STAMFORD, Conn., September 1, 2020 – WWE (NYSE: WWE) today announced that Steve Pamon, President and Chief Operating Officer of Parkwood Entertainment has been elected to its Board of Directors.

“Steve brings an extraordinary track record from the media and entertainment industry and is an accomplished senior executive,” said Vince McMahon, WWE Chairman & CEO. “I am confident his experience and insights will add tremendous value to our company.”

As the President & Chief Operating Officer of Parkwood Entertainment founded by global entertainer Beyoncé in 2010, Pamon oversees an extensive global media portfolio, including artist management, music production, concert tours, motion pictures, television specials and consumer products. Throughout his tenure, he has achieved critical and commercial success as evident in the Super Bowl 50 Halftime Show, Lemonade visual album, The Formation World Tour, Netflix’s Homecoming documentary and the Disney+ film, Black Is King, among many others.

Prior to joining Parkwood Entertainment, Pamon was the Head of Sports and Entertainment Marketing for JPMorgan Chase, where he led a team responsible for the ongoing operations around the bank’s broad sponsorship portfolio with various leagues, events and venues. Before joining JP Morgan Chase, Pamon was Vice President of Strategy and New Business Development for the National Football League, served as Senior Vice President and General Manager of HBO's Digital Distribution, and held positions at Time Warner, McKinsey & Co, Citigroup and Merrill Lynch.

Pamon has been recognized on Billboard’s Power Players List for four straight years, reaching No. 1 as “Executive of the Year” in 2019. For his work as an Executive Producer, Pamon has received two Emmy nominations, two Grammy nominations and is both a Grammy Award winner for Homecoming and a Peabody Award winner for Lemonade.

Pamon holds an MBA from Stanford University Graduate School of Business and BA in Business Administration from Morehouse College.

About WWE

WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family friendly entertainment on its television programming, pay-per-view, digital media and publishing platforms. WWE’s TV-PG, family-friendly programming can be seen in more than 800 million homes worldwide in 28 languages. WWE Network, the first-ever 24/7 over-the-top premium network that includes all live pay-per-views, scheduled programming and a massive video-on-demand library, is currently available in more than 180 countries. The company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, London, Mexico City, Mumbai, Shanghai, Singapore, Dubai, Munich and Tokyo.

Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.

Media Contact:

Matthew Altman

203-352-1177

Matthew.Altman@wwecorp.com

Investor Contact:

Michael Weitz
203-352-8642
Michael.Weitz@wwecorp.com

Trademarks: All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to: the impact of the COVID-19 outbreak on our business, results of operations and financial condition; entering, maintaining and renewing major distribution agreements; a rapidly evolving media landscape; WWE Network (including the risk that we are unable to attract, retain and renew subscribers); our need to continue to develop creative and entertaining programs and events; the possibility of a decline in the popularity of our brand of sports entertainment; the continued importance of key performers and the services of Vincent K. McMahon; possible adverse changes in the regulatory atmosphere and related private sector initiatives; the highly competitive, rapidly changing and increasingly fragmented nature of the markets in which we operate and greater financial resources or marketplace presence of many of our competitors; uncertainties associated with international markets including possible disruptions and reputational risks; our difficulty or inability to promote and conduct our live events and/or other businesses if we do not comply with applicable regulations; our dependence on our intellectual property rights, our need to protect those rights, and the risks of our infringement of others’ intellectual property rights; the complexity of our rights agreements across distribution mechanisms and geographical areas; potential substantial liability in the event of accidents or injuries occurring during our physically demanding events including without limitation, claims alleging traumatic brain injury; large public events as well as travel to and from such events; our feature film business; our expansion into new or complementary businesses and/or strategic investments; our computer systems and online operations; privacy norms and regulations; a possible decline in general economic conditions and disruption in financial markets; our accounts receivable; our indebtedness including our convertible notes; litigation; our potential failure to meet market expectations for our financial performance, which could adversely affect our stock; Vincent K. McMahon exercises control over our affairs, and his interests may conflict with the holders of our Class A common stock; a substantial number of shares are eligible for sale by the McMahons and the sale, or the perception of possible sales, of those shares could lower our stock price; and the volatility of our Class A common stock. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends (including under our revolving credit facility), general economic and competitive conditions and such other factors as our Board of Directors may consider relevant. Forward-looking statements made by the Company speak only as of the date made and are subject to change without any obligation on the part of the Company to update or revise them. Undue reliance should not be placed on these statements. For more information about risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q.